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                                                                   EXHIBIT 6.16


                                 EMPLOYMENT AGREEMENT

       This Employment Agreement ("AGREEMENT") is made as of September 7, 1999, by and between MediQuik Services, Inc., a Delaware Corporation ("MediQuik"), located at 4295 San Felipe, Houston, Texas 77027 (the "COMPANY"), and Lawrence
J. Wedekind, an individual with an address of 16266 Salmon Drive Spring, TX 77379 (the "EXECUTIVE").

       1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to work for the Company under the terms and conditions set forth herein. This Agreement supersedes and replaces any prior employment agreement or other agreement between the parties dealing with the subject matter hereof and such prior agreements, if any, are hereby terminated.

       2. TERM OF EMPLOYMENT. The term of employment pursuant to this Agreement shall begin on the date set forth above (the "Effective Date") and shall continue in effect for an initial term of one (1) year from the date set forth above unless terminated in accordance with SECTION 7, and shall be extended from year to year thereafter at the Executive's option provided that the Company realizes 40,000 serviced patients within initial term, unless terminated effective as of the end of the initial term or any one-year extension thereafter by written notice from the Company to Executive, or by written notice of Executive to the Company, delivered not less than sixty (60) days prior to the end of the initial term, or the end of any such one-year extension, as applicable.

       3.     SCOPE OF DUTIES; COVENANTS.

              (a) Executive will have such duties as are assigned or delegated to Executive by the Board of Directors of the Company and will serve as the Chief Executive Officer of the Company. Executive will devote sufficient business time, attention, skill, and energy to the business of the Company, will use his best efforts to promote the success of the Company's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company; provided, however, that nothing contained herein shall restrict Executive from managing his other investments. The Company understands that the Executive has other business investments IN WHICH he is in an executive employment capacity and that this employment engagement will not represent all of the Executive's time. If Executive is elected as a director of the Company or as a director or officer of any of its affiliates, Executive will fulfill his duties as such director or officer without additional compensation. Company will provide Director and Officer Liability insurance for the benefit of Executive if elected to serve on the Board of Directors. Company will indemnify Executive in the event of litigation against Executive for Company related matters.

              (b) So long as he is employed by the Company, Executive shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. The Executive agrees that in the provision of all services to the Company, he will comply with and follow the provisions of this Agreement and all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.


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              (c)    Executive represents and warrants that Executive is under
no contractual or other restrictions or obligations which will significantly limit the performance of Executive's obligations under this Agreement or which will prohibit or limit the use by the Executive of any information which relates to the business of the Company or the services to be rendered by the Executive under this Agreement (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Executive in confidence, trust or under other obligation prior to Executive's employment by the Company). Executive covenants and agrees that Executive shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer or others. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement during the term of this Agreement.

              (d) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company, the Executive hereby agrees that all Intellectual Property (defined below) developed, purchased or acquired by the Company, shall be the exclusive property of the Company, and unless otherwise agreed by the Company, all right, title and interest therein shall remain in the Company.

              (e) The Executive will hold all Intellectual Property and Confidential Information (defined below) in trust for the Company and will deliver all Intellectual Property and Confidential Information in his possession or control to the Company upon request and, in any event, at the end of his employment with the Company. During the term of his employment with the Company, the Executive will promptly disclose to the Company all Confidential Information that comes to Executive's attention which has not previously been disclosed to the Company, as well as any business opportunity reasonably related to the scope of business of the Company or an Assisted Affiliates as described in Section 8, which comes to his attention. The Executive will not take advantage of or divert from the Company any such business opportunity for the benefit of himself or any other party without the prior written consent of the Company.

              (f) The Company understands that the Executive has other business interests that may represent potential conflicts of interest with his duties as Chief Executive Officer. If the Executive determines that a conflict exists on a particular issue, Executive shall refer the matter to the Board of Directors for consideration.

       4.     COMPENSATION.

              (a) During the first year of the term of employment hereunder, the Company shall pay the Executive an annual base salary of $48,000 cash and 51,000 shares of Rule 144 restricted common stock. The equity payments will be payable in quarterly installments and the cash payroll will be paid in accordance with the Company's payroll practices, not less frequently than semi-monthly. Once the Company is cash flow positive, the Executive may elect to receive up to 50% of the annual base salary in cash payroll which election shall be provided to the Company in writing. In each subsequent year of the term of employment, the Company shall pay to the Executive a salary and any such other compensation as determined by the Board of Directors following its annual salary


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and performance review; provided, however, that such salary and compensation shall not be less than the base salary provided herein unless mutually agreed to in writing.

              (b) All payments of salary and other compensation to the Executive shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

              (c) Pursuant to the signing of this agreement, the Company will provide the Executive with 10,000 shares of Rule 144 restricted common stock in the Company.

              (d) The Executive will participate in the Company's Stock Option program. Such participation shall be developed by the Company's Executive Compensation Committee and shall be approved by the Company's Board of Directors.

       5. VACATION/PERSONAL TIME. Executive shall be entitled to a minimum of four (4) weeks paid vacation in accordance with the vacation policies of the Company in effect from time to time. Executive shall also be entitled to paid holidays and personal time off in accordance with the Company's policies in effect from time to time. Unused holidays and days for personal time off and vacation may not be carried over from one fiscal year to another. The aggregate number of days specified for vacation and personal time off need not be taken by Executive in succession, but in any increments and at any time during the year as approved by the Company. For purposes of this Agreement, the term "personal time off" shall refer to time taken off by Executive on account of illness, family emergency or death in the immediate family which may result in the absence of Executive with or without pay depending on the policies of the Company in effect at the time.

       6. FRINGE BENEFITS; EXPENSES. So long as the Executive is employed by the Company, the Executive shall participate in any employee benefit plans sponsored by the Company generally for its employees serving in similar employment capacities as the Executive as determined from time to time by the board of directors of the Company or any compensation committee of the board of directors, if any, and on terms at least as favorable to Executive as are generally offered to other employees of the Company serving in a similar capacity. The Company shall also reimburse Executive for his reasonable travel and other out-of-pocket business expenses incurred in connection with his employment under this Agreement pursuant to expense reports filed in accordance with the Company's policies in effect from time to time. The Executive will receive $500.00 per month in a car allowance and expense reimbursement authority up to $5,000.00/monthly without Board of Directors approval. The Executive will also receive membership to the Houston City Club or the Houston Galleria Club.

       7. TERMINATION. The Company and Executive agree that Executive's employment hereunder may be terminated by the Company with or without "Cause" at any time, subject to the terms of this SECTION 7. Such termination shall be effective upon delivery of written notice to the Executive of the Company's election to terminate employment pursuant to this SECTION 7.

              (a) DEFINITION OF "CAUSE". When used in connection with the termination of employment with the Company, "CAUSE" shall mean: (i) Executive's breach of his obligations under


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this Agreement; (ii) the Executive's failure to adhere to any written Company policy after the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) the conviction of, or the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (iv) the commission by the Executive of an act of fraud upon the Company or any of its affiliates; (v) the failure by the Executive to perform duties assigned to him after reasonable notice and opportunity to cure such performance.

              (b) TERMINATION FOR CAUSE OR RESIGNATION. If the Company terminates the Executive's employment for Cause or the Executive voluntarily resigns, the Company shall pay the Executive's base salary earned through the date of termination (and any other earned but unpaid compensation and accrued vacation time prior to termination), but all rights to any other compensation or benefits arising hereunder, shall be canceled and terminated in all respects concurrently with such termination of employment; provided that the Executive may elect to continue to participate, at Executive's own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable laws.

              (c) TERMINATION WITHOUT CAUSE. Company shall not terminate Executive's employment without cause during the first year of employment. In the event that the Executive's employment is terminated by the Company without Cause during any subsequent year of employment under this Agreement, the Company shall, subject to the terms below, and only if and as long as Executive is not in breach of his obligations under this Agreement, pay to Executive an amount equal to the compensation and benefits payable over the remaining term of any subsequent year of employment, plus any other earned and unpaid compensation. Executive agrees that the above payments shall be a full settlement of the Company's obligations to Executive hereunder in the event of a termination without Cause.


              (d) STANDSTILL AGREEMENT; LOCK-UP LETTERS. So long as Executive is employed by the Company or receives severance compensation as provided above, Executive agrees that he will sign any reasonable securities lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by MediQuik or the Company.

       8.     COVENANT NOT TO COMPETE.

              (a) DURING TERM OF EMPLOYMENT. During Executive's term of employment pursuant to this Agreement, Executive will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or a limited liability company or as a stockholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, trustee, manager, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or any of its affiliates.


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              (b)    FOLLOWING TERM OF EMPLOYMENT. The business of the
Company is not local but rather relies on a nationwide client base of Client Organizations and the delivery of materials and services to patients and covered persons nationwide. Executive and the Company agree that the Executive's covenant not to compete throughout the Company's nationwide service area is reasonably necessary to protect the Company's investment in the development of its business, including the Company's expenditures to employ Executive under terms of this Agreement. Therefore, Executive agrees that for one (1) year from and after the date of termination of Executive's employment under this Agreement, except for a termination by the Company without cause, in which case the covenant to not compete limitation shall not be in effect, Executive will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, the Home Delivery Chronic Disease Management Services Business. The one (1) year restricted period shall be extended by the length of any period during which Executive is in violation of his obligations under this Section 8. For purposes of this
Section 8, a "financial interest" means any interest, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, officer, director, trustee, manager, employee, agent, associate or consultant.

              (c) EXECUTIVE AGREES TO LIMITATIONS. Executive agrees that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Executive specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In the event that the provisions of this Agreement should ever be legally held to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

              (d) AFFILIATES. For purposes of this Agreement, an "affiliate" of the Company is any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; provided, however, for purposes of this Section 8(d), the term "affiliate" shall not include any person or entity with whom the Executive has had no substantial dealings or contact.

              (e) SPECIFIC PERFORMANCE. Executive agrees that the remedy at law for any breach by him of this SECTION 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

       9.     CONFIDENTIAL INFORMATION AND RESULTS OF SERVICES.

              (a) TREATMENT OF CONFIDENTIAL INFORMATION. Executive agrees that during the term of this Agreement, and for two (2) years after his termination of employment, he will not use or disclose, without the prior consent of the Company, the Confidential Information (as hereinafter defined) owned by or subject contractually to be safeguarded by the Company, or any of its affiliates, and further agrees, that he will return to the Company all written,


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       printed, or other physical presentation or holding of materials in his possession embodying such Confidential Information. Executive acknowledges that any information and materials received by the Company from third parties in confidence (or subject to non-disclosure or similar covenants) shall be deemed to be and shall be Confidential Information within the meaning of this SECTION 9. Executive covenants and agrees that Executive shall not, except with the prior written consent of the Company, or unless Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company's business and in accordance with the Company's business practices and employee policies, at any time during or following the term of Executive's employment by the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such information which has been obtained by or disclosed to Executive as a result of Executive's employment by the Company. Furthermore, any Company information that is in the public domain shall not be considered confidential information for the purposes of this agreement.

              (b) DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" includes information conceived, compiled, created, developed, discovered or obtained by Executive from and during his employment relationship with the Company, whether solely by the Executive or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, systems, programs (including, without limitation, the Company's computer software programs), procedures, manuals, confidential reports and communications, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Executive agrees that the remedy at law for any breach by his of this SECTION 9 will be inadequate and that the Company shall also be entitled to injunctive relief. Furthermore, any Company information that is in the public domain shall not be considered confidential information for the purposes of this agreement.

       10.    DEFINITION OF INTELLECTUAL PROPERTY.

              (a) For purposes of this Agreement, the term "Intellectual Property" shall mean all of the information referred to in Section 9 hereof and all of the materials and information (whether or not reduced to writing and whether or not patentable or protectible by copyright) which Executive receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Executive's employment with the Company and any assistance to affiliates of the Company and related to the Company's and its affiliates scope of business (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Company's facilities or resources.


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              (b)    For purposes of this Agreement, the term "Intellectual
       Property" shall not apply to any ideas, inventions, techniques, modifications, processes, or improvements for which no equipment, supplies, facility or Intellectual Property of the Company was used, which was developed entirely on Executive's own time, and which does not
       (i) relate to the business of the Company, (ii) relate to the Company's actual or demonstrably anticipated research or development (iii) result from any work performed by Executive for the Company. Furthermore, any Company information that is in the public domain shall not be considered intellectual property for the purposes of this agreement.

       11.    OWNERSHIP OF INFORMATION.

              (a) Executive covenants and agrees that all right, title and interest in any Intellectual Property shall be and shall remain the exclusive property of the Company. Executive agrees immediately to disclose to the Company all Intellectual Property developed in whole or in part by Executive during the term of Executive's employment with the Company and to assign to the Company any right, title or interest Executive may have in such Intellectual Property. Executive agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after Executive's employment with the Company) in order to vest more fully in the Company all ownership rights in those items transferred by Executive to the Company;

              (b) Executive will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company under this Agreement;

       12. COVENANTS NOT TO HIRE EMPLOYEES. It is recognized and understood by the parties hereto that the employees of the Company are an integral part of the Company's business and that it is extremely important for the Company to use its maximum efforts to prevent the Company from losing employees. It is therefore understood and agreed by the parties hereto that, because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from the loss of any such employees. Consequently, as a material inducement to the Company to employ (or continue to employ) Executive, Executive covenants and agrees that, for the period commencing on the date of Executive's termination of employment for any reason whatsoever and ending one (1) year after Executive's termination of employment with the Company, Executive shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of the Company or any affiliate of the Company at any time during the six month period prior to the date of Executive's termination of employment with the Company, whether for or on behalf of Executive or for any entity in which Executive shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise. If Executive violates this Section 12, Executive agrees that, as part of the damages recoverable by the Company, Executive shall pay to the Company a liquidated damages amount equal to the compensation of the employee of the Company solicited away from employment with the Company by Executive for the twelve months preceding the date of said employee's termination from the Company.


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       13.    INJUNCTIVE RELIEF.  Executive understands and agrees that the
Company shall suffer irreparable harm in the event that Executive breaches any of Executive's obligations under this Agreement and that monetary damages shall be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Executive, or by any or all of Executive's partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Executive.

       14. MATERIALS. All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials in any way relating to any of the Confidential Information or Intellectual Property or to the Company's business shall belong exclusively to the Company and Executive agrees to turn over to the Company all copies of such materials in Executive's possession or under Executive's control at the request of the Company or, in the absence of such a request, upon the termination of Executive's employment with the Company.

       15. NOTICE. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

              (a) If to the Executive, to the address set out in the beginning of this Agreement;

              (b)    If to the Company:

                      MediQuik Services, Inc.
                     4295 San Felipe, Suite 200
                     Houston, Texas 77027
                     Attn:  President
                     Telecopy:  (713) 888-1947

              Either party may change such party's address by such notice to the other parties.

       16. ASSIGNMENT. This Agreement is personal to the Executive, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like.

       17. SURVIVAL. The provisions of Sections 7 through 25 of this Agreement shall survive the termination of the Executive's employment hereunder in accordance with their terms.

       18. APPLICABLE LAW. The substantive laws of the State of Texas, excluding any law, rule or principle which might refer to the substantive law of another jurisdiction, will govern the


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interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof.

       19. BINDING UPON SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

       20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the terms of employment of the Executive by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

       21.    WAIVER AND AMENDMENTS; CUMULATIVE RIGHTS AND REMEDIES.

              (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

              (b) All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

       22. CONSTRUCTION. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel.

       23. SEVERABILITY. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein.

       IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement under seal on the date first above written, to be effective as of the date first above written.

MEDIQUIK SERVICES, INC.:                     EXECUTIVE

By: /s/ Grant M. Gables                      By: /s/ Lawrence J. Wedekind
   -------------------------                    ------------------------------
Name: Grant M. Gables                            Lawrence J. Wedekind
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Title: Presdient
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